Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Jorgenson
May 21, 2013	724-465-5448

S&T Bancorp, Inc. Announces Appointment of New

Chairman and Vice Chairman of the Board of Directors

– Another Board Member Retiring –

Indiana, Pennsylvania – S&T Bancorp, Inc (NASDAQ: STBA), a full-service financial institution with branch locations in 11 Pennsylvania counties, has announced the following leadership changes on its board of directors:

•	James C. Miller, former CEO and president of S&T Bank and chairman of the S&T Bancorp Board of Directors since 2004, is stepping down as board chairman.

•	Charles G. Urtin, formerly vice chairman of the S&T Bancorp Board of Directors, has been named chairman of the board, replacing Miller.

•	Christine J. Toretti, a member of the board of directors, has been appointed as vice chairman of the board, replacing Urtin.

The leadership changes took effect at S&T Bancorp’s board of directors meeting on May 20. Miller will remain as a member of the board of directors.

“Jim Miller has truly been a guiding force for S&T Bank for many years – as a senior executive, as the former CEO and as board chairman. He is a man of integrity and vision whose sound leadership guided the bank through growth and change for many years. During his tenure as board chair, Jim oversaw a number of acquisitions that enabled the bank to expand its footprint,” Brice said. “In many ways, Jim has set the standard for those that will come after him. He has been my mentor and teacher, and on behalf of the entire S&T family, I want to thank Jim for his many years of dedicated service to the bank as board chair.”

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S&T Bancorp, Inc. Announces Appointment of New

Chairman and Vice Chairman of the Board of Directors (cont.)

– Another board Member Retiring –

Miller, S&T Bank’s CEO from 1998 to 2008, began serving as chairman of the board in 2004. He retired from active employment in 2008 after 25 years with S&T Bank. Miller began his employment with S&T Bank in 1983 when the bank acquired the former UniBank of Brookville, Pa.

Charles Urtin, the newly appointed chairman of the board, joined the S&T Bancorp Board of Directors as vice chairman in 2008 following S&T’s acquisition of Irwin Bank and IBT Bancorp, Inc. Urtin spent 24 years at Irwin Bank and was appointed as its chief executive officer in 1999.

“Chuck’s deep, extensive knowledge of the banking industry makes him the perfect person to assume the role of board chair,” said Todd Brice. “I have every confidence that he will carry on the tradition of strong, steady leadership from our board of directors, which has been an integral part of our ongoing success.”

Toretti has been a member of the board of directors since 1984. She was named president of Palladio, LLC in 2011. Prior to that, she was the chairman and CEO of S.W. Jack Drilling for 20 years. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors.

In addition, Brice announced the retirement of Alan Papernick from the board of directors, which was also effective on May 20. A former attorney with Papernick and Gefsky, LLC, Papernick served on the bank’s board for 16 years. His breadth of experience provided particular value in evaluating business opportunities for the bank.

For more information about S&T Bank, please visit www.stbank.com or call 800.325.2265.

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S&T Bancorp, Inc. Announces Appointment of New

Chairman and Vice Chairman of the Board of Directors (cont.)

– Another board Member Retiring –

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington and Westmoreland counties as well as a loan production office in Akron, Ohio. With assets of $4.5 billion, S&T stock trades on the NASDAQ Global Select Market System under the symbol STBA. For more information, visit www.stbancorp.com.

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